Exhibit 21

PLANTRONICS SUBSIDIARIES

Emtel, S.A.

Frederick Electronics Corporation

Pacific Plantronics, Inc.

Plamex, S.A. de C.V.

Plantronics A.G.

Plantronics Acoustics Italia, S.r.l.

Plantronics B.V.

Plantronics Sales B.V.

Plantronics Canada Limited

Plantronics Communications Technology (Suzhou) Co. Ltd

Plantronics e-Commerce, Inc.

Plantronics Europe Ltd.

Plantronics France S.A.R.L.

Plantronics Futurecomms, Inc.

Plantronics GmbH

Plantronics Holdings Limited

Plantronics International Ltd.

Plantronics Japan Ltd.

Plantronics Limited

Plantronics Nordic AB

Plantronics Pty. Ltd.

Plantronics Singapore Pte. Ltd.

Plantronics Iberia, S.L.

Plantronics Telecommunicacoes Ltda.

Volume Logic, Inc.